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                                                                  Exhibit (a)(9)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 29, 1999 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The
  Offer is not being made to (nor will tenders be accepted from or on behalf
       of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealers the Offer shall be deemed to be made on behalf of Purchaser by one or more
            registered brokers or dealers licensed under the laws
                             of such jurisdiction.



                     Notice of Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                     American Residential Services, Inc.
                                (the "Company")

                                      at

                              $5.75 Net Per Share

                                      by

                        SVM M9 Acquisition Corporation
                                 ("Purchaser")

            a Delaware Corporation and a Wholly-Owned Subsidiary of

                           The ServiceMaster Company

                          also a Delaware Corporation
                                  ("Parent")

  Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to a Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and, together with the Common Stock, the "Shares") of the Company at a price of $5.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 29, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The primary benefits of the Offer (and the Merger) to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately
31.4 percent over the last reported sale price of the Shares on the NYSE on March 22, 1999 (the last full trading day prior to the initial public announcement of the Offer and the Merger) and a premium of approximately 86.7 percent over the average of the closing prices of the Shares on the NYSE from January 1, 1999 through and including March 19, 1999. Stockholders of the Company are urged to obtain current quotations.

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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. NEW YORK
      CITY TIME ON MONDAY, APRIL 26, 1999, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the Expiration Date (as defined in Offer to Purchase) such number of Shares that would constitute at least 52 percent of the outstanding Shares on the date Shares are accepted for payment. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 22, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the General Corporation Law of the State of Delaware, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries (including Purchaser) and
(iii) stockholders who properly perfect their appraisal rights under the DGCL, will be converted into the right to receive $5.75 in cash per Share paid in the Offer, without interest.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the acceptance by Purchaser for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit in cash of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto, (ii) a Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or in the case of a book-entry transfer, an Agent Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

  The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder pursuant to the Offer. The term "Expiration Date" shall mean April 26, 1999, at 11:59 p.m. New York City time, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser pursuant to the terms of the Merger Agreement, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Purchaser expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time, to extend for certain reasons, including the occurrence of any of the events specified in
Section 14 of the Offer to Purchase, the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

  Except as otherwise provided below or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 26, 1999. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

  The Company has provided Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and the other tender offer documents will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists of the Company, or, if applicable, who are listed as participants in a clearing agency security position listing, for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance or additional copies of the Offer to Purchase, the related Letter of Transmittal and the other tender offer documents may be directed to the Information Agent (as defined in the Offer to Purchase), at its address and telephone number set forth below, and copies will be furnished promptly at the expense of Purchaser. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                           New York, New York 10005

                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 431-9646

March 29, 1999